EXHIBIT 99.2

HEALTHSTREAM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information are based on the historical financial statements of HealthStream, Inc. (the “Company”) and HealthLine Systems, LLC, the legal successor to HealthLine Systems, Inc., “HLS”, after giving effect to the Company’s acquisition of HLS on March 16, 2015 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed balance sheet as of December 31, 2014 is presented as if the acquisition of HLS had occurred on December 31, 2014.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2014, are presented as if the acquisition of HLS had occurred on January 1, 2014.

The preliminary allocation of the purchase price used in the unaudited pro forma combined condensed financial information is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of the net tangible and intangible assets acquired in connection with the acquisition of HLS. The Company based the unaudited pro forma combined condensed financial information on available information and on assumptions that management believes are reasonable under the circumstances. Refer to the accompanying “Notes to Unaudited Pro Forma Combined Condensed Financial Information” for a discussion of the assumptions made.

The unaudited pro forma combined condensed financial information has been prepared in conformity with Article 11 of Regulation S-X and is for informational purposes only and does not intend to represent what the Company’s results of operations or financial position would have been had the acquisition of HLS occurred at the beginning of the period presented, or to project the results of operations for any future periods. The unaudited pro forma combined condensed financial information does not reflect any cost savings, synergies, or incremental investments which may result from the acquisition.

The unaudited pro forma combined condensed financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed by the Company with the SEC on February 27, 2015 and the audited consolidated financial statements of HLS, included as Exhibit 99.1 within this Amendment No. 1 on Form 8-K/A.

HEALTHSTREAM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

DECEMBER 31, 2014

(in thousands)

	Historical
	HealthStream	HealthLine Systems	Pro Forma Adjustments	Note 4	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$81,995	$4,002	(60,233)	(A)	$25,764
Marketable securities	38,973	—	—		38,973
Accounts receivable, net of allowance for doubtful accounts	33,167	3,242	—		36,409
Accounts receivable – unbilled	1,678	—	—		1,678
Related party receivable	—	19	(19)	(B)	—
Deferred tax assets	—	178	1,817	(R)	1,995
Prepaid royalties, net of amortization	13,030	—	—		13,030
Other prepaid expenses and other current assets	5,768	19	—		5,787

Total current assets	174,611	7,460	(58,435)		123,636

Property and equipment, net of accumulated depreciation and amortization	9,442	2,815	(2,615)	(C) (D)	9,642
Capitalized software feature enhancements, net of accumulated amortization	12,706	329	(329)	(E)	12,706
Intangible assets, net of accumulated amortization	14,795	79	42,521	(F)	57,395
Goodwill	41,914	—	44,022	(G)	85,936
Non-marketable equity investments	1,757	—	—		1,757
Other assets	2,037	—	—		2,037

Total assets	$257,262	$10,683	$25,164		$293,109

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,753	$349	$—		$5,102
Accrued royalties	9,255	—	—		9,255
Accrued liabilities	7,224	2,173	3,499	(H)	12,896
Accrued compensation and related expenses	2,311	—	—		2,311
Note payable, current	—	250	(250)	(I)	—
Deferred revenue	53,716	12,171	(7,303)	(K)	58,584

Total current liabilities	77,259	14,943	(4,054)		88,148

Deferred revenue, noncurrent	3,657	2,015	(1,209)	(K)	4,463
Deferred tax liabilities, noncurrent	5,838	29	(359)	(R)	5,508
Other long term liabilities	2,649	—	—		2,649
Long term debt	—	1,604	26,396	(I) (J)	28,000
Commitments and contingencies	—	—	—		—

Total liabilities	89,403	18,591	20,774		128,768

Shareholders’ equity (deficit):
Common stock	174,926	3	(3)	(L)	174,926
Accumulated other comprehensive loss	(37)	—	—		(37)
Accumulated deficit	(7,030)	(7,911)	4,393	(L) (M)	(10,548)

Total shareholders’ equity (deficit)	167,859	(7,908)	4,390		164,341

Total liabilities and shareholders’ equity	$257,262	$10,683	$25,164		$293,109

See notes to the unaudited pro forma combined condensed financial information.

HEALTHSTREAM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share data)

	Historical
	HealthStream	HealthLine Systems	Pro Forma Adjustments	Note 4	Pro Forma Combined

Revenues, net	$170,690	$18,947	$—		$189,637
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	74,145	2,443	—		76,588
Product development	16,463	1,769	—		18,232
Sales and marketing	29,867	2,052	—		31,919
Other general and administrative expenses	22,909	4,435	(920)	(N) (O)	26,424
Depreciation and amortization	10,931	692	3,755	(D) (F) (P)	15,378

Total operating costs and expenses	154,315	11,391	2,835		168,541

Income from operations	16,375	7,556	(2,835)		21,096

Other income (expense), net	146	(37)	(424)	(J) (Q)	(315)

Income before income tax provision	16,521	7,519	(3,259)		20,781
Income tax provision	6,127	147	1,599	(R)	7,873

Net income	$10,394	$7,372	$(4,858)		$12,908

Net income per share, basic	$0.38	$2,457			$0.47

Net income per share, diluted	$0.37	$2,457			$0.46

Weighted average shares of common stock outstanding:
Basic	27,570	3			27,570

Diluted	28,023	3			28,023

See notes to the unaudited pro forma combined condensed financial information.

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed balance sheet as of December 31, 2014 and the unaudited combined condensed statements of operations for the year ended December 31, 2014, are based on the historical financial statements of HealthStream, Inc. (the “Company”) and HealthLine Systems, LLC, the legal successor to HealthLine Systems, Inc., “HLS”, after giving effect to the Company’s acquisition of HLS on March 16, 2015 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The Company has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma combined condensed financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill. The final valuations of identifiable intangible and net tangible assets may change significantly from our preliminary estimates, which could result in material variances between our future financial results and the amounts presented in these unaudited pro forma combined condensed financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma combined condensed financial information is for informational purposes only and does not intend to represent what the Company’s results of operations or financial position would have been had the acquisition of HLS occurred at the beginning of the periods presented, or to project the results of operations for any future periods. The unaudited pro forma combined condensed financial information does not reflect any cost savings, synergies, or incremental investments which may result from the acquisition. The unaudited pro forma combined condensed financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed by the Company with the SEC on February 27, 2015 and the audited consolidated financial statements of HLS, included as Exhibit 99.1 within this Amendment No. 1 on Form 8-K.

The unaudited pro forma combined condensed balance sheet is presented to give effect to the acquisition of HLS as if it occurred on December 31, 2014. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2014 give effect to the acquisition of HLS as if it had occurred on January 1, 2014.

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (Continued)

2. ACQUISITION OF HEALTHLINE SYSTEMS, LLC

On March 16, 2015, the Company acquired all of the issued and outstanding membership interests of HLS, a credentialing, privileging, and enrollment software provider, for approximately $88.1 million in cash (which included a working capital adjustment at the closing date of the acquisition), which the Company funded with cash on hand and borrowings under the Company’s revolving credit facility. The Company acquired HLS to expand its suite of talent management product offerings and solutions to healthcare organizations.

HLS has approximately 70 employees and is headquartered in San Diego, California.

A summary of the purchase price is as follows (in thousands):

Cash paid at closing to the seller or other designated parties	$81,379
Cash held in escrow	6,750

Total consideration paid	$88,129

The following table summarizes the preliminary fair value of the assets acquired and liabilities assumed as of the date of acquisition:

(in thousands)

Cash	$54
Accounts receivable, net	3,243
Prepaid assets	189
Property and equipment	200
Deferred tax assets	2,513
Goodwill	47,352
Intangible assets	42,600
Accounts payable and accrued liabilities	(1,890)
Deferred revenue	(6,132)

Preliminary net assets acquired	$88,129

The excess of preliminary purchase price over the preliminary fair values of net tangible and intangible assets will be recorded as goodwill. The preliminary fair values of tangible and identifiable intangible assets and deferred revenue are based on management’s estimates and assumptions. The preliminary fair values of assets acquired and liabilities assumed are considered preliminary and are based on the information that was available at the time of the acquisition. The preliminary fair values of assets acquired and liabilities assumed are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuation of these items. The goodwill balance is primarily attributed to the assembled workforce, additional market opportunities from offering HLS’s products, and expected synergies from integrating HLS with other products or other combined functional areas within the Company. The goodwill balance is deductible for U.S. income tax purposes. The net tangible assets include deferred revenue, which was preliminarily adjusted down from a book value at the acquisition date of $15.3 million to an estimated fair value of $6.1 million. The preliminary $9.2 million write-down of deferred revenue will result in lower revenues than would have otherwise been recognized for such services.

The following table sets forth the preliminary components of identifiable intangible assets and their estimated useful lives as of the acquisition date:

(in thousands)	Preliminary fair value	Useful life

Customer relationships	$38,000	12 years
Developed technology	3,700	5 years
Trade names	900	6 years

Total preliminary intangible assets subject to amortization	$42,600

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (Continued)

3. REVOLVING CREDIT FACILITY

In connection with the acquisition of HLS, the Company borrowed $28.0 million against its revolving credit facility. The revolving credit facility matures on November 24, 2017. Borrowings under the revolving credit facility bear interest at either (1) a rate per annum equal to the highest of SunTrust’s prime rate or 0.5% in excess of the Federal Funds Rate or 1.0% in excess of one-month LIBOR (the “Base Rate”), plus an applicable margin, or (2) the one, two, three, or six-month per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company’s funded debt leverage ratio and varies from 1.50% to 2.00%. The applicable margin for Base Rate loans depends on the Company’s funded debt leverage ratio and varies from 0.50% to 1.50%. The Company elected the one month Eurocurrency Rate for the $28.0 million borrowing. Principal is payable in full at maturity on November 24, 2017, and there are no scheduled principal payments prior to maturity.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma combined condensed financial information:

(A)	To record the following adjustments to cash and cash equivalents:

(in thousands)
To record cash paid for HLS membership interests (See Note 2)	$(88,129)
To record cash received from revolving credit facility borrowing	28,000
To eliminate cash from HLS subsidiaries not acquired by the Company	(104)

Total adjustment to cash and cash equivalents	$(60,233)

(B)	To eliminate related party receivable from HLS not acquired by the Company.

(C)	To eliminate property and equipment from HLS subsidiaries not acquired by the Company with a net book value of $2.4 million.

(D)	To record the difference between the historical amounts of HLS’s property and equipment and preliminary fair values of these assets and the related decrease in depreciation expense for the historical period presented.

(E)	To record an adjustment to the historical amounts of HLS’s capitalized software development to reflect the preliminary fair value of these assets.

(F)	To eliminate historical intangible assets from HLS and record the preliminary fair values of the identifiable intangible assets acquired in connection with the Company’s acquisition of HLS and associated amortization expenses.

(in thousands)	Preliminary fair values	Estimated useful life based on preliminary fair values	Annual amortization based on preliminary fair values

Customer relationships	$38,000	12 years	$3,167
Developed technology	3,700	5 years	740
Trade name	900	6 years	150

	$42,600		$4,057

(G)	To record the preliminary estimate of goodwill from the Company’s acquisition of HLS as if the acquisition occurred on December 31, 2014.

(H)	To eliminate accrued liabilities from HLS subsidiaries not acquired by the Company of $19,000, and to accrue an additional $1.0 million in estimated acquisition related transaction costs incurred by the Company, and $2.5 million of estimated acquisition related transaction costs incurred by HLS, as of the acquisition date.

(I)	To eliminate the note payable and long term debt from HLS subsidiaries not acquired by the Company.

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (Continued)

4. PRO FORMA ADJUSTMENTS (continued)

(J)	To reflect proceeds from borrowings under a revolving credit facility by the Company to fund the acquisition of HLS and the addition of interest expense of $468,000 based on an estimated rate of 1.67% on the $28.0 million borrowing assuming the borrowing was outstanding for the entire year of 2014. The estimated interest rate is based on 1-Month LIBOR rate of 0.17% plus a margin of 1.50%.

(K)	To record the differences between the preliminary fair value and historical carrying amounts of HLS’s deferred revenues. The preliminary fair values represent amounts equivalent to the estimated costs to fulfill the obligations assumed, plus an appropriate profit margin. The estimated amounts presented for purposes of the unaudited pro forma combined condensed balance sheet are based on the deferred revenue balances of HLS as of December 31, 2014 and do not reflect the actual fair value adjustments that were recorded as of March 16, 2015, (the acquisition date of HLS).

(L)	To eliminate HLS’s historical common stock and accumulated deficit.

(M)	To record the acquisition related transaction costs of $3.5 million incurred by the Company and HLS as of the acquisition date (See Note 4(H)).

(N)	To eliminate acquisition related expenses of $329,000 incurred by the Company and $158,000 incurred by HLS for the year ended December 31, 2014.

(O)	To eliminate general and administrative expense from HLS subsidiaries not acquired by the Company of $433,000.

(P)	To eliminate depreciation expense from HLS subsidiaries not acquired by the Company of $275,000.

(Q)	To eliminate other income (expense) from HLS subsidiaries not acquired by the Company of $44,000.

(R)	To record the pro forma provision for income taxes at the applicable statutory income tax rates related to the net income of HLS and the effects from the pro forma adjustments. To record adjustments to acquired deferred tax assets and deferred tax liabilities of HLS.